SIDLEY AUSTIN llp ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

Exhibit 99.5

November [__], 2013

To Each of the Persons Listed
on Schedule A Attached Hereto

Re:           Appalachian Consumer Rate Relief Funding LLC
Senior Secured Consumer Rate Relief Bonds
Federal Constitution Issues

Ladies and Gentlemen:

We have served as special counsel to Appalachian Power Company, a Virginia corporation (“APCo”), in connection with the issuance and sale on the date hereof by Appalachian Consumer Rate Relief Funding LLC, a Delaware limited liability company (the “Issuer”), of $[__] aggregate principal amount of the Issuer’s Senior Secured Consumer Rate Relief Bonds (the “Bonds”), which are more fully described in the Prospectus Supplement dated November [__], 2013.  The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated November [__], 2013 among APCo, the Issuer and Morgan Stanley & Co. LLC and RBS Securities Inc. as representatives of the underwriters named in Schedule I to such Underwriting Agreement.  The Bonds are being issued pursuant to the provisions of the Indenture dated as of November [__], 2013, as supplemented by the Trustee’s Issuance Certificate dated as of November [__], 2013 (together with the Indenture, the “Indenture”), between the Issuer and U.S. Bank National Association, a national banking association, as trustee (the “Indenture Trustee”).  Under the Indenture, the Indenture Trustee holds, among other things, consumer rate relief property as described below (the “CRR Property”) as collateral security for the payment of the Bonds.  Capitalized terms used in this opinion without definition have the respective meanings set forth in the Indenture.

West Virginia Code Section 24-2-4f (as amended, the “Recovery Act”) provides for electric distribution utilities in West Virginia to recover their “expanded net energy costs” through securitization, assigns certain powers and duties to the Public Service Commission of West Virginia (the “PSC”) in connection with such securitization and provides for the creation of “consumer rate relief property” concurrently with the sale of the CRR Property to the Issuer consumer rate relief.  The CRR Property was created in favor of APCo, pursuant to a financing

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

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order (as amended, the “Order”) issued on September 20, 2013 by the PSC in Case Number 12-1188-E-PC, pursuant to its authority under the Recovery Act. The CRR Property was assigned to the Issuer pursuant to the provisions of the CRR Property Purchase and Sale Agreement dated as of November [__], 2013 between APCo and the Issuer in consideration for the payment by the Issuer to APCo of the proceeds of the sale of the Bonds, net of certain issuance costs.  The CRR Property includes the right to impose and receive certain “non-bypassable” charges described in the Order (the “CRR Charges”).  The CRR Charges constitute consumer rate relief charges within the meaning of the Recovery Act and may be periodically adjusted, in the manner authorized in the Order, in order to enhance the probability that the revenues received by the Issuer from the CRR Charges are sufficient to (i) amortize the Bonds pursuant to the amortization schedule to be followed in accordance with the provisions of the Bonds and the Indenture, (ii) pay interest thereon and related fees and expenses and (iii) maintain the required reserves for the payment of the Bonds.

The Order was issued in response to an application for its issuance that was filed by APCo with the PSC pursuant to the provisions of the Recovery Act.  The Order became final and not subject to further appeal on October 21, 2013.  APCo filed its Issuance Advice Letter with the PSC on [date], 2013, as required by the Order, and its CRR rate schedule to its existing tariff relating to the CRR Charges on [date], 2013, as required by the Order.

Questions Presented and Opinions

Legislative Repeal, Amendment or Revocation

You have requested our opinion as to:

(a)           whether the State Pledge creates a contractual relationship between the State of West Virginia (the “State”) and the holders of the Bonds (the “Bondholders”);

(b)           whether the Bondholders could challenge successfully under the “contract clause” of the United States Constitution (Article I, Section 10 (the “Federal Contract Clause”)) the constitutionality of any legislation passed by the West Virginia legislature (the “Legislature”) which becomes law or any action of the PSC exercising legislative powers (any such legislation which becomes law or action of the PSC exercising legislative powers being referred to herein as “Legislative Action”) that in either case limits, alters, impairs or reduces the value of the CRR Property or the CRR Charges so as to impair (i) the terms of the Indenture or the Bonds or (ii) the rights and remedies of the Bondholders (or the Indenture Trustee acting on their behalf) (any impairment described

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in clause (i) or (ii) being referred to herein as an “Impairment”) prior to the time that the Bonds are fully paid and discharged1;

(c)           whether preliminary injunctive relief would be available under federal law to delay implementation of Legislative Action that limits, alters, impairs or reduces the value of the CRR Property or the CRR Charges so as to cause an Impairment pending final adjudication of a claim challenging such Legislative Action under the Federal Contract Clause and, assuming a favorable final adjudication of such claim, whether relief would be available to prevent permanently the implementation of the challenged Legislative Action; and

(d)  whether, under the Fifth Amendment to the United States Constitution (made applicable to the State by the Fourteenth Amendment to the United States Constitution), which provides in part “nor shall private property be taken for public use, without just compensation” (the “Federal Takings Clause”), the State could repeal or amend the Recovery Act or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if doing so (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the CRR Property or denied all economically productive use of the CRR Property; (b) destroyed the CRR Property other than in response to emergency conditions; or (c) substantially reduced, altered or impaired the value of the CRR Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds (a “Taking”).

Based upon our review of relevant judicial authority, as set forth in this letter, but subject to the qualifications, limitations and assumptions (including the assumption that any Impairment would be “substantial”) set forth in this letter, it is our opinion that a reviewing court  of competent jurisdiction, in a properly prepared and presented case:

(i)           would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State;

(ii)           would conclude that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative

1
As discussed in more detail in the opinion of Jackson Kelly PLLC of even date herewith, the PSC has acknowledged that it is bound by the State Pledge.  Assuming that the PSC is bound by the State Pledge as a matter of West Virginia law, a breach of the State Pledge by the PSC exercising legislative powers should be treated the same as a breach of the State Pledge by the Legislature under the Federal Contract Clause.

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Action determined by such court to limit, alter, impair or reduce the value of the CRR Property or the CRR Charges so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged;

(iii)           should conclude that permanent injunctive relief is available under federal law to prevent implementation of Legislative Action hereafter taken and determined by such court to limit, alter, impair or reduce the value of the CRR Property or the CRR Charges so as to cause an Impairment in violation of the Federal Contract Clause; and although sound and substantial arguments support the granting of preliminary injunctive relief, the decision to do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed in subpart B of Part II below; and

(iv)           would conclude that the State would be required to pay just compensation to Bondholders if the State’s repeal or amendment of the Recovery Act, or the PSC’s amendment or revocation of the financing order, or taking of any other action by the State of the PSC in contravention of the State Pledge (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the CRR Property or denied all economically productive use of the CRR Property; (b) destroyed the CRR Property other than in response to emergency conditions; or (c) substantially reduced, altered or impaired the value of the CRR Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds.

Our opinion in the immediately preceding paragraph (ii) is based upon our evaluation of existing judicial decisions and arguments related to the factual circumstances likely to exist at the time of a Federal Contract Clause challenge to Legislative Action; such precedents and such circumstances could change materially from those discussed below in this letter.  Accordingly, such opinion is intended to express our belief as to the result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case.

We also note, with respect to such opinion, that existing case law indicates that the State would have to establish that any Impairment is necessary and reasonably tailored to address a significant public purpose, such as remedying or providing relief for a broad, widespread economic or social problem.  The cases also indicate that the State’s justification would be subjected to a higher degree of scrutiny, and that the State would bear a more substantial burden, if the Legislative Action impairs a contract to which the State is a party (which we believe to be the case here), as contrasted to a contract solely between private parties.

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Discussion

I.           Protection of State Pledge Under the Federal Contract Clause

Section 24-2-4f(s)(1) of the Recovery Act provides:

The state pledges to and agrees with the bondholders, assignees and financing parties under a final financing order that the state will not take or permit any action that impairs the value of consumer rate relief property under the final financing order or revises the consumer rate relief costs for which recovery is authorized under the final financing order or, except as allowed under subsection (k) of this section, reduce, alter or impair consumer rate relief charges that are imposed, charged, collected or remitted for the benefit of the bondholders, assignees and financing parties, until any principal, interest and redemption premium in respect of consumer rate relief bonds, all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.

This language is referred to in this letter as the “State Pledge.”  As authorized by the foregoing statutory provision and the Order, the language of the State Pledge has been included in the Indenture and in the Bonds.  Based on our analysis of relevant judicial authority, as set forth below, it is our opinion, subject to all of the qualifications, limitations and assumptions (including the assumption that any Impairment would be “substantial”) set forth in this letter, that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, a reviewing court would conclude that the State Pledge provides a basis upon which the Bondholders (or the Indenture Trustee acting on their behalf) could challenge successfully, under the Federal Contract Clause, the constitutionality of any Legislative Action determined by such court to reduce, alter, or impair the value of the CRR Property or the CRR Charges so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged.

Article I, Section 10 of the United States Constitution prohibits any state from impairing the “obligation of contracts,” whether among private parties or among state and private parties.2  The general purpose of the Federal Contract Clause is “to encourage trade and credit by

2
Article I, Section 10, provides, in relevant part, “No State shall . . . pass any bill of attainder, ex post facto law, or law impairing the obligation of contracts, . . . .”  U.S. Const. art. I, § 10.  Please see opinion of Jackson Kelly PLLC, of even date herewith, with respect to the Contract Clause in the West Virginia Constitution.

To Each Person Listed on
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promoting confidence in the stability of contractual obligations.”3 The law is well-settled that “the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”4  Although the Federal Contract Clause appears literally to proscribe any impairment, the United States Supreme Court has made it clear that the proscription is not absolute:  “Although the language of the Federal Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the State ‘to safeguard the vital interests of its people.’”5

For many years, the United States Supreme Court has applied a three-part analysis to determine whether a particular legislative action violates the Federal Contract Clause:6

(1)	whether the legislative action operates as a substantial impairment of a contractual relationship;

(2)	assuming such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

(3)	whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the legislative action.

The first inquiry contains three components:7

(1)	does a contractual relationship exist;

(2)	does the change in law impair that contractual relationship; and

(3)	is the impairment substantial.

3	See United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 15 (1977) (cited in the text as “U.S. Trust”).

4	Id. at 17 (citations omitted).

5
Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 410 (1983) (cited in the text as “Energy Reserves”) (citing Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 434 (1934) (cited in the text as “Blaisdell”)).

6
Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 411-12 (1983).  See also Toledo Area AFL-CIO Council v. Pizza, 154 F.3d 307, 323 (6th Cir. 1998) (stating the three-part analysis).

7	General Motors Corp. v. Romein, 503 U.S. 181, 186 (1991).

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In addition, to succeed with a Federal Contract Clause claim involving a contract with the state itself, a party must show that the contractual relationship is not an invalid attempt by the state to “surrender[] an essential attribute of its sovereignty.”8

The following three subparts address:  (i) whether a contract exists between the State and the holders of the Bonds; (ii) if so, whether such contract violates the “reserved powers” doctrine, which would render such contract unenforceable; and (iii) the State’s burden in justifying an impairment.  The determination of whether a particular Legislative Action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses any opinion as to how a court would resolve the issue of “substantial impairment” with respect to the Order, the CRR Property or the Bonds vis-a-vis a particular Legislative Action.  Therefore, we have assumed for purposes of this letter that any Impairment resulting from the Legislative Action being challenged under the Federal Contract Clause would be substantial.9  In the final subpart of this Part I, we address what relief would be likely to be granted if a Federal Contract Clause challenge were successfully asserted.

A.           Existence of a Contractual Relationship

The courts have recognized the general presumption that, absent some clear indication that a legislature intends to bind itself contractually, “a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.”10  This presumption is based on the fact that the legislature’s principal function is not to make contracts, but to make laws that establish the policy of the state.  Thus, a person asserting the creation of a contract with the State must overcome this presumption.

This general presumption can be overcome where the language of the statute indicates an intention to create contractual rights.  In determining whether a contract has been

8	See United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 23 (1977).

9
We note, however, that in U.S. Trust the United States Supreme Court found a substantial impairment where the States of New York and New Jersey repealed outright an ”important security provision” securing repayment of bonds without any form of compensation to the bondholders, even in the absence of a finding of the extent of financial loss suffered by the bondholders as a result of the repeal.  431 U.S. 1, 19 (1977).  See also Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 429-35  (1934).

10
National R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 466 (1985) (cited in the text as “Nat’l R.R.”)  (quoting Dodge v. Board of Educ., 302 U.S. 74, 78 (1937) (cited in the text as “Dodge”)).

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created by statute, “it is of first importance to examine the language of the statute.”11    The courts have ruled that a statute creates a contractual relationship between a state and private parties if the statutory language contains sufficient words of contractual undertaking.12  The United States Supreme Court has stated that a contract is created “when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”13

In U.S. Trust, the United States Supreme Court affirmed the trial court’s finding, which was not contested on appeal, that a statutory covenant of two states for the benefit of the holders of certain bonds gave rise to a contractual obligation between such states and the bondholders.14  The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail passenger transportation from revenues and reserves pledged as security for such bonds.  In finding the existence of a contract between such states and bondholders, the Court stated “[t]he intent to make a contract is clear from the statutory language:  ‘The two States covenant and agree with each other and with the holders of any affected bonds. . . . ’”15  Later, in Nat’l R.R., the Court discussed the U.S. Trust covenant and noted: “[r]esort need not be had to a dictionary or case law to recognize the language of contract” in such covenant.16

Similarly, in Brand, the United States Supreme Court determined that the Indiana Teachers’ Tenure Act created a contract between the state and specified teachers because the statutory language demonstrated a clear legislative intent to contract.  The Court based its decision, in part, on the legislature’s use of the word “contract” throughout the statute to describe the legal relationship between the state and such teachers.17

11	Dodge v. Board of Educ., 302 U.S. 74, 78 (1937).

12
See Indiana ex rel. Anderson v. Brand, 303 U.S. 95, 104-05 (1938) (cited in the text as “Brand”) (noting “the cardinal inquiry is as to the terms of the statute supposed to create such a contract”); United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 18 (1977).

13	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 17 n.14 (1977).

14	Id. at 18.

15
Id. at 17.  Although the issue of whether a contract existed between such states and the bondholders was never disputed on appeal, the Court reviewed the language of the covenant and the circumstances surrounding the covenant, and stated, “We therefore have no doubt that the 1962 covenant has been properly characterized as a contractual obligation of the two States.”  Id. at 18.

16	See National R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 470 (1985).

17
Indiana ex rel. Anderson v. Brand, 303 U.S. 95, 105 (1938).   However, the mere use of the word “contract” in a statute will not necessarily evince the requisite legislative intent.  As the Court cautioned in

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Like the language of the covenant considered in U.S. Trust, the language of the State Pledge plainly manifests the Legislature’s intent to bind the State.18  Indeed, the biggest difference between such language and the U.S. Trust statute is the use of the verb “pledge,” rather than “covenant,” but that difference is not, in our view, material.  The definition of the Legislature’s term – “pledge” – is “to bind by a promise.”19  Accordingly, this slight variation between the State Pledge and the language contained in the U.S. Trust statute appears inconsequential and not to provide a basis for distinguishing the wording of the two statutes. Unlike the statute construed in Nat’l R.R., the Recovery Act expressly includes language indicating the State’s obligation with respect to consumer rate relief bond transactions.  See Recovery Act Section 24-2-4f(s)(1) (“The state pledges . . . that the state will not take or permit any action that impairs the value of consumer rate relief property . . . or revises the consumer rate relief costs for which recovery is authorized . . . . or . . . reduce, alter, or impair consumer rate relief charges that are imposed, charged, collected, or remitted  . . . until any principal, interest, and redemption premium in respect of consumer rate relief bonds, all financing costs, and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full”).  Id.  (emphasis added).  Moreover, it is important to note that the State also authorizes an issuer of consumer rate relief bonds to include the State Pledge in contracts with the holders of consumer rate relief bonds (such as the Bonds).  Recovery Act Section 24-2-4f(s)(2).

In summary, the language of the State Pledge supports the conclusion that it constitutes a contractual relationship between the State and the Bondholders.  We are not aware

Nat’l R.R., the use of the word “contract” alone would not signify the existence of a contract with the government.  National R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451,  470 (1985).  In Nat’l R.R., the Court found that use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly-created nongovernmental corporation (Amtrak) and the railroads, not the relationship between the United States and the railroads. The Court determined that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.”  Id.,  at 467.

18
It could be contended that the factual situation in the U.S. Trust case is distinguishable from the factual situation surrounding the issuance of the Bonds.  In U.S. Trust, the bonds were issued by the Port Authority – a governmental agency – while the Bonds are being issued by a private entity.  However, the Recovery Act dictates that a utility must obtain a financing order before any “consumer rate relief bonds” such as the Bonds are issued.  The authority to issue such an order rests with the State, acting through the PSC, and therefore the Pledge, made in connection with an essential state-law predicate to issuance of the Bonds, is closely analogous to the commitment made by the Port Authority in U.S. Trust.

19	Webster’s New World Dictionary 573 (2d ed. 1982).

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of any circumstances surrounding enactment of the Recovery Act that suggests that the Legislature did not intend to bind the State contractually by the State Pledge.20

B.           Reserved Powers Doctrine

The “reserved powers” doctrine limits the State’s ability to bind itself contractually in a manner which surrenders an essential attribute of its sovereignty.21  Under this doctrine, if a contract purports to surrender a state’s “reserved powers” – powers that cannot be contracted away – such contract is void.22  Although the scope of the “reserved powers” doctrine has not been precisely defined by the courts, case law has established that a state cannot enter into contracts that forbid future exercises of its police powers or its power of eminent domain.23  In contrast, the United States Supreme Court has stated that a state’s “power to enter into effective financial contracts cannot be questioned”24  and that promises which are “purely financial” may not be said to fall within the State’s reserved powers that cannot be contracted away.”25

Under existing case law, the State Pledge does not, in our view, purport to surrender an essential attribute of the State’s sovereignty.  Although the State Pledge limits the State’s regulatory authority to some degree, it does not purport to contract away, or forbid future exercises of, the State’s power of eminent domain or its police power to

20
In addition to the State Pledge, the PSC’s financing order contains the following language: “This Financing Order shall be irrevocable and the Commission shall not reduce, impair, postpone, terminate or otherwise adjust the consumer rate relief charges approved in this Financing Order or impair the consumer rate relief property or the collection of consumer rate relief charges or the recovery of the Total Stipulation Securitization Amount (including Upfront Financing Costs) and Ongoing Financing Costs. No adjustment through the true-up adjustment mechanism shall affect the irrevocability of this Financing Order.  The Commission guarantees that it will act pursuant to this Financing Order to ensure that expected consumer rate relief charges are sufficient to pay on a timely basis scheduled principal of and interest on the consumer rate relief bonds issued pursuant to this Financing Order and the Ongoing Financing Costs in connection with the consumer rate relief bonds.”  We refer you to the opinion with respect to constitutional law issues of Jackson Kelly PLLC of even date herewith for a discussion of this language.

21	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 23 (1977).

22	Id. See generally United States v. Winstar Corp., 518 U.S. 839, 888-90 (1996).

23	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 24 n.21 (1977) (citing Stone v. Mississippi, 101 U.S. 814, 817 (1880), and West River Bridge Co. v. Dix, 47 U.S. 507, 525-26 (1848)).

24	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 24 (1977).

25
Id. at 25.  See also Lipscomb v. Columbus Municipal Separate School Dist., 269 F.3d 494. 505 (5th Cir. 2001) (“[p]urely financial obligations … do not surrender aspects of the State’s sovereignty, and thus are subject to the Contract Clause”).

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protect the public health and safety.  Through “financing orders” (such as the Order), the State authorizes electric utilities to issue “consumer rate relief bonds” (such as the Bonds) and pledges not to impair the value of the “consumer rate relief property” (such as the CRR Property) securing such instruments.  In other words, the State Pledge constitutes an agreement made by the State not to impair the financial security for consumer rate relief bonds in order to foster the capital markets’ acceptance of such bonds, which are expressly authorized and will be issued as part of the Recovery Act.  The State Pledge is clearly an inducement offered by the State to investors to purchase the Bonds.  As such, we believe that the State Pledge is akin to the type of “financial contract” involved in U.S. Trust, a promise that revenues and reserves securing the bonds at issue there would not be depleted beyond a certain level.26

C.           State’s Burden to Justify an Impairment

To survive scrutiny under the Federal Contract Clause, a substantial impairment by a state of a valid state contract must be justified by “a significant and legitimate public purpose . . . , such as the remedying of a broad and general social or economic problem,”27 and the state action causing that impairment must be both “reasonable and necessary to serve” such a public purpose.28

The contours of this test are illustrated by several decisions of the United States Supreme Court.  In Blaisdell,29 which the Court has described as “the leading case in the modern era of [Federal] Contract Clause interpretation,”30 the Court addressed a Contract Clause challenge to a Minnesota law that, in response to economic conditions caused by the Depression, (i) authorized county courts to extend the period of redemption from foreclosure sales on mortgages previously made “for such additional time as the court may deem to be just and equitable,” subject to certain limitations, and (ii) limited actions for deficiency judgments.31  The

26	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 25 (1977).

27	Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 411-12 (1983).

28	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 25 (1977).

29	Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398 (1934).

30	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 15 (1977).

31
The mortgagor was required to continue to pay the reasonable income or rental value of the property, as determined by the court, toward payment of taxes, insurance, interest and principal.  The law stated that it was to remain in effect only during the current emergency and no later than May 1, 1935; no redemption period could be extended beyond the expiration of the law.  Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. at 415-18.

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Court stated that the “reserved powers” doctrine could not be construed to “permit the State to adopt as its policy the repudiation of debts or the destruction of contracts or the denial of means to enforce them.” 32  On the other hand, the Court also indicated that the Federal Contract Clause could not be construed33 to prevent limited and temporary interpositions with respect to the enforcements [of contracts] if made necessary by a great public calamity such as fire, flood, or earthquake.  [citation omitted]  The reservation of state power appropriate to such extraordinary conditions may be deemed to be as much a part of all contracts, as is the reservation of state power to protect the public interest in other situations to which we have referred.  And if state power exists to give temporary relief from the enforcement of contracts in the presence of disasters due to physical causes such as fire, flood or earthquake, that power cannot be said to be non-existent when the urgent public need demanding such relief is produced by other and economic causes.

In upholding the Minnesota law, the Court relied on the following:  (1) an economic emergency existed which threatened the loss of homes and lands which furnish those persons in possession with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of particular individuals but for the protection of a basic interest of society; (3) the relief provided by the law was appropriate to the emergency, and could only be granted upon reasonable conditions; (4) the conditions on which the period of redemption was extended by the law did not appear to be unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.34  In several contemporaneous cases, the United States Supreme Court struck down other laws passed in response to the economic emergency created by the Great Depression,35 thus reinforcing the notion that, to be justified, the impairment must be the result of a reasonable, necessary and tailored response to a broad and significant public concern.

The deference to be given by a court to a legislature’s determination of the need for a particular impairment depends on whether the contract is purely private or the state is a

32	Id. at 439.

33	Id. at 439-40.

34	Id. at 444-47.

35	See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935) (cited in the text as “Worthen”); W.B. Worthen Co. v. Thomas, 292 U.S. 426 (1934).

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contracting party.  Although courts ordinarily defer to legislative judgment as to the necessity and reasonableness of a particular action,36 the Supreme Court has noted that such deference “is not appropriate” when a state’ is a contracting party.37 In that circumstance, a “stricter standard” of justification should apply.38  Indeed, in Energy Reserves Group, Inc. v. Kansas Power & Light Co., the Court noted that “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.” 39

The leading case addressing impairment of contracts to which the state is a party is U.S. Trust.  As noted, there the state had covenanted that revenues and reserves securing certain bonds would not be depleted below a certain level.40  The state thereafter repealed that

36
Keystone Bituminous Coat Ass’n v. DeBenedictis,  480 U.S. 470 (1987) (cited in the text as “DeBenedictis”) (upholding against Contract Clause challenge a law authorizing revocation of a coal mine operator’s mining permit as a reasonable and necessary response to the “devastating effects” of subsidence caused by underground mining).

37	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 26 (1977).

38
Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 412-13 n.14 (1983); Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244 n.15 (1978).  See also United States v. Winstar Corp., 518 U.S. 839, 876 (1996) (noting “heightened Contract Clause scrutiny when States abrogate their own contractual obligations”).  Winstar addressed whether a contract claim against the federal government was barred by the “sovereign acts” doctrine, i.e., the doctrine that the government’s “public and general” acts cannot amount to a breach of contract.  Although the legislation alleged to constitute a contractual breach had as its purposes “preventing the collapse of the [thrift] industry, attacking the root causes of the crisis, and restoring public confidence,” id. at 856, the Court held that a “sovereign acts” defense was unavailable, because “the extent to which this reform relieved the Government of its own contractual obligations precludes a finding that the statute is a ‘public and general’ act for purposes of the sovereign acts defense.”  Id. at 903.

39
Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 412 n.14 (1983) (citing United States Trust Co. of New York v. New Jersey, 431 U.S. 1 (1977); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935); and Murray v. Charleston, 96 U.S. 432 (1878) (cited in the text as “Murray”)).  In Worthen, the United States Supreme Court reversed a decision of the Arkansas Supreme Court upholding the validity of legislative enactments which, in the words of the former, take “from [the] mortgage [securing bonds issued by municipal improvement districts pursuant to state law] the quality of an acceptable investment for a rational investor” by making it much more difficult and time consuming to foreclose upon the collateral posted as security for the mortgage.  295 U.S. at 60.  Such enactments were accompanied by a legislative “declaration of an emergency, which was stated to endanger the peace, health and safety of a multitude of citizens.”  In Murray, the United States Supreme Court reversed a judgment of the Supreme Court of South Carolina upholding an ordinance of the City of Charleston which permitted the City to withhold, as a tax, a portion of the interest that was otherwise payable with respect to bonds issued by the City.  This “tax” was held to violate the Federal Contract Clause:  “no municipality of a State can, by its own ordinances, under the guise of taxation, relieve itself from performing to the letter all that it has expressly promised to its creditors.”  96 U.S. at 448.

40	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 25 (1977).

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promise in order to finance new mass transit projects, claiming that the repeal was justified by the need to promote, and encourage additional use of, mass transportation in response to energy shortages and environmental concerns.41  The Court ruled that the state’s action was nevertheless invalid under the Contract Clause because repeal of the covenant was “neither necessary to achievement of the plan nor reasonable in light of the circumstances.”42  The Court stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all.43   For example, the states “could discourage automobile use through taxes on gasoline or parking . . . and use the revenues to subsidize mass transit projects.”44

The U.S. Trust Court contrasted the legislation under consideration with the statute challenged in El Paso v. Simmons,45 which limited to five years the reinstatement rights of defaulting purchasers of land from the state.  For many years prior to the enactment of this statute, defaulting purchasers had been allowed to reinstate their claims upon written request and payment of delinquent interest, unless the rights of third parties had intervened.  In the judgment of the U.S. Trust Court, this older (19th century) statute “had effects that were unforeseen and unintended by the legislature when originally adopted,” i.e., “speculators were placed in a position to obtain windfall benefits,” and therefore adoption of a statute of limitations was reasonable to restrict parties to gains reasonably expected from the contract when the original statute was adopted.46  In contrast, the U.S. Trust Court stated that the need for mass transportation was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the covenant was adopted.47  Although, the Court noted, public perception of the importance of mass transit undoubtedly grew between 1962, when the covenant was adopted, and 1974, when it was repealed, “these concerns were not unknown in 1962, and the subsequent changes were of degree and not of kind . . . . and

41	Id. at 28-29. The Court noted that when the bills to repeal the covenant were pending “a national energy crisis was developing.” Id. at 13-14.

42	Id. at 29.

43	Id. at 30.

44	Id. at 30 n.29.

45	El Paso v. Simmons, 379 U.S. 497 (1965).

46	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 31 (1977).

47	Id. at 31-32.

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[did not] cause the covenant to have a substantially different impact in 1974 than when it was adopted in 1962.”48

The U.S. Trust Court also distinguished its earlier decision in Faitoute Iron & Steel Co. v. City of Asbury Park,49 which, according to the Court, was the “only time in this century that alteration of a municipal bond contract has been sustained.”50  Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency.  Pursuant to that act, the holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities.  According to the Court in U.S. Trust, the earlier decision rejected the dissenting bondholders’ Federal Contract Clause claims on the theory that the “old bonds represented only theoretical rights; as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms,” and thus the plan “enabled the city to meet its financial obligations more effectively.”51  The U.S. Trust Court further quoted Faitoute to the effect that the obligation in that case was “discharged, not impaired” by the plan.52

Thus, the relevant case law demonstrates that a state bears a substantial burden  when attempting to justify an impairment of a contract to which it is a party.  As noted above, State contracts which are financial in nature do not involve reserved State policy powers and, “[i]n almost every case, the [Supreme] Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”53  A mere recitation that the impairment is in the public interest is thus insufficient.  Instead, a state action that impairs contracts to which it is a party must further a significant, legitimate and broad public purpose, not the interests of a narrow group; that public purpose must be served by a reasonable, necessary and carefully tailored measure, as “a state is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”54

48	Id. at 32.

49	Faitoute Iron & Steel Co. v. City of Asbury Park, 316 U.S. 502 (1942) (cited in the text as “Faitoute”).

50	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 27 (1977).

51	Id. at 28.

52	Id. (quoting 316 U.S. at 511).

53	See footnote 39 above.

54	United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 31 (1977).

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II.           Relief Granted in a Federal Contract Clause Challenge

A.           Permanent Injunctive Relief

In a Federal Contract Clause challenge to Legislative Action alleged to cause an Impairment, the remedies which the plaintiff would be expected to seek are (i) a declaration of the invalidity of such Legislative Action and (ii) an order permanently enjoining State officials from enforcing the provisions of such Legislative Action; a claim for money damages against the State would appear less likely.  Whether such a declaration of invalidity could be obtained will depend on application of the principles discussed in Part I, as well as a demonstration that such law effected a substantial impairment.  If such a declaration were obtained, the plaintiff would then have to meet several requirements in order to obtain a permanent injunction.  West Virginia law would govern the requirements for issuance of a permanent injunction if the case were brought in State court,55 while federal law would govern those requirements if the case were brought in federal court. The following discussion relates to federal law only.

Federal case law balances the following factors in determining whether to grant permanent injunctive relief: (i) the threat of irreparable harm to the moving party; (ii) the balance of harms with any injury an injunction might inflict on other parties; (iii) actual success on the merits; and (iv) the public interest.56  The Fourth Circuit, which includes West Virginia, applies a substantially similar test:  “a plaintiff seeking a permanent injunction must demonstrate:  (1) that it has suffered an irreparable injury; (2) that remedies available at law, such as monetary damages, are inadequate to compensate for that injury; (3) that, considering the balance of hardships between the plaintiff and defendant, a remedy in equity is warranted; and (4) that the public interest would not be disserved by a permanent injunction.”57  Generally, “irreparable injury is suffered when monetary damages are . . . inadequate.”58 It seems doubtful that the Bondholders (or the Indenture Trustee acting on their behalf) could obtain adequate money damages from the State or its officials.  We understand that retrospective monetary claims

55	Please see the Jackson Kelly PLLC opinion, of even date herewith, for an analysis of West Virginia law and permanent injunctive relief.

56	Beacon Theatres, Inc. v. Westover, 359 U.S. 500, 506-07 (1959).

57
Legend Night Club v. Miller, 637 F.3d 291, 297 (4th Cir. 2011) (citing eBay Inc. v. MercExchange, L.L.C., 547 U.S. 388, 391 (2006)); Christopher Phelps & Associates, LLC v. Galloway, 492 F.3d 532, 543 (4th Cir. 2007).

58	Multi–Channel TV Cable Co. v. Charlottesville Quality Cable Operating Co., 22 F.3d 546, 551 (4th Cir. 1994)

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brought against the State of West Virginia are generally barred by sovereign immunity.59  In addition, depending on the nature of the impairment, a legal remedy may be inadequate or the injury may be irreparable because the amount of damages may be difficult or impossible to measure,60 or because the injury is of a continuing nature such that the Bondholders would be forced to sue for damages each time they suffer injury (e.g., non-receipt of a scheduled interest payment).61  The Bondholders thus likely could satisfy these traditional requirements for injunctive relief, and an injunction to prevent a violation of the Contracts Clause would be an available remedy.62  Moreover, even if the Bondholders cannot establish the inadequacy of a damages remedy, where a “constitutional violation is established, usually no further showing of irreparable injury is necessary” to obtain a permanent injunction.63

B.           Preliminary Injunctive Relief

Whether a preliminary injunction delaying implementation of Legislative Action being challenged under the Federal Contract Clause as a substantial Impairment could be obtained by the Bondholders (or the Indenture Trustee acting on their behalf) pending an adjudication on the merits of such claim will depend on several considerations.  As noted in subpart A of this Part II with respect to the availability of permanent injunctive relief, an action

59
We do not undertake to express any opinions on matters of West Virginia law herein and refer you to the opinion of Jackson Kelly PLLC addressed to you of even date herewith with respect to issues of West Virginia law.

60
Phillips v. Crown Cent. Petroleum Corp., 602 F.2d 616, 630 (4th Cir. 1979) (injury of an “incalculable magnitude is irreparable harm”).  See also Multi–Channel TV Cable Co., 22 F.3d at 551 (holding that “generally irreparable injury is suffered when monetary damages are difficult to ascertain or inadequate”).

61
See, e.g.,  Galloway, 492 F.3d at 544 (continuing nature of violation makes monetary damages inadequate and injury irreparable); see also,  Janvey v. Alguire, 647 F.3d 585, 600 (5th Cir. 2011) (noting that a remedy at law is inadequate if legal redress may be obtained only by pursuing a multiplicity of actions).

62	Lipscomb v. Columbus Municipal Separate School Dist., 269 F.3d 494. 502 (5th Cir. 2001).

63
11A Charles Alan Wright, Arthur R. Miller & Edward H. Cooper, Federal Practice and Procedure § 2944, at 94 (2d ed. 1995).  See, e.g., Johnson v. Bergland, 586 F.2d 993, 995 (4th Cir. 1978) (“Violations of first amendment rights constitute per se irreparable injury.”); Faulkner v. Jones, 10 F.3d 226, 229-30, 233 (4th Cir. 1993) (upholding injunction based on irreparable harm caused by denial of constitutional rights); cf. Ross v. Meese, 818 F.2d 1132, 1135 (4th Cir. 1987) (“the denial of a constitutional right, if denial is established, constitutes irreparable harm for purposes of equitable jurisdiction”). .  Application of this general rule is more complicated, however, in the context of a takings claim.  Under the Contracts Clause, the constitutional violation occurs at the time of an unjustified substantial impairment of a contract.  By contrast, under the Takings Clause, the constitutional violation occurs not merely when a state takes protected property, but when it denies compensation for that taking.  See infra.

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challenging such Legislative Action, and therefore an accompanying request for preliminary injunctive relief, could be brought in either a West Virginia court or a federal court, and West Virginia law or federal law, respectively, would provide the basis for determining whether such relief should be granted.  The following discussion relates to federal law only.

The function of preliminary injunctive relief is to preserve the latest uncontested status quo prior to the action which is the subject of the legal challenge.64  The latest uncontested status quo with respect to the Bonds prior to the challenged Legislative Action would appear to be the continued effectiveness of the Order and the validity of the CRR Property and CRR Charges.  On a request for preliminary injunctive relief, a plaintiff must establish:  “[1] that he is likely to succeed on the merits, [2] that he is likely to suffer irreparable harm in the absence of preliminary relief, [3] that the balance of equities tips in his favor, and [4] that an injunction is in the public interest.”65  Each factor must be independently “satisfied and articulated.”66  Given the limited purpose of a preliminary injunction, a party seeking a preliminary injunction “is not required to prove his case in full” under the same procedures and evidentiary requirements that would apply at a trial on the merits.67

Assuming that the injunction is not adverse to the public interest and that the Federal Contract Clause claim appears to the court to be meritorious (based on the application of the principles discussed in Part I), the requirement of likelihood of success on the merits should be met.  The irreparable harm requirement, however, may pose a greater challenge, as decisions in several federal courts have found that a delay in the scheduled receipt of payments until final judgment is not the type of “irreparable harm” which a preliminary injunction seeks to prevent, absent countervailing circumstances – such as the possibility that such delay could result in the insolvency or the destruction of the business of the party seeking the preliminary injunction or could result in the other party’s insolvency (thereby rendering a judgment worthless).68

64
University of Texas v. Camenisch, 451 U.S. 390, 395 (1981) (“The purpose of a preliminary injunction is merely to preserve the relative positions of the parties until a trial on the merits can be held.”); United States v. S. Carolina, 720 F.3d 518, 524 (4th Cir. 2013).

65
The Real Truth About Obama, Inc. v. F.E.C., 575 F.3d 342, 346 (4th Cir. 2009), vacated on other grounds, 130 S. Ct. 2371 (2010), aff’d, The Real Truth About Obama, Inc. v. F.E.C., 607 F.3d 355 (4th Cir. 2010) (citing Winter v. Natural Res. Def. Council, Inc., 555 U.S. 7, 19 (2008)).

66	Pashby v. Delia, 709 F.3d 307, 321 (4th Cir. 2013) (citing The Real Truth About Obama, 585 F.3d at 347).

67	AttorneyFirst, LLC v. Ascension Entm’t, Inc., 144 F. App’x 283, 288 (4th Cir. 2005).

68
See, e.g., Fed. Leasing, Inc. v. Underwriters at Lloyd’s, 650 F.2d 495, 500 (4th Cir. 1981) (holding that plaintiffs were entitled to preliminary injunctive relief where the economic losses threatened the very existence of the business) (citing Semmes Motors, Inc., v. Ford Motor Co., 429 F.2d 1197, 1205 (2d Cir. 1970)).  See also Centurion Reinsurance Co. v. Singer, 810 F.2d 140 (7th Cir. 1987); Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 and n.1 (7th Cir. 1984).

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Notwithstanding these decisions, there are arguments why payment delays on the Bonds should be accepted as “irreparable harm.”  As just noted, Bondholders may be able to establish that they will suffer irreparable harm in the absence of a preliminary injunction because the state enjoys sovereign immunity, the amount of damages may be difficult or impossible to measure, or because the injury is of a continuing nature such that the Bondholders would be forced to sue for damages each time they suffer injury.  In addition, federal courts often do not require a showing of irreparable harm to enjoin constitutional violations.  Unlike permanent injunctions, however, which are issued only after the court has found a constitutional violation, preliminary injunctions are issued before the court has reached and resolved the merits of the constitutional claim.  Accordingly, the likelihood of obtaining preliminary injunctive relief depends heavily on the strength of the Bondholders showing on the merits of their Contracts Clause claim.

III.           Federal Takings Clause

The Takings Clause of the Fifth Amendment of the United States Constitution – “nor shall private property be taken for public use, without just compensation” – is made applicable to state action via the Fourteenth Amendment.  Webb’s Fabulous Pharmacies v. Beckwith, 449 U.S. 155, 160 (1980).  The Federal Takings Clause covers both tangible and intangible property.  Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003.69  Rights under contracts can be property for purposes of the Federal Takings Clause.  Lynch v. United States, 292 U.S. 571, 577 (1934), but legislation that “disregards or destroys” contract rights does not always constitute a taking.  Connolly v. Pension Benefit Guaranty Corporation, 475 U.S. 211, 224 (1986).  Where intangible property is at issue, state law will determine whether a property right exists.  If a court determines that an intangible asset is property, a court will next look to whether the owner of the property interest had a “reasonable investment-backed expectation” that the property right would be protected.70

69
The Monsanto case involved a federal law requiring disclosure of certain data related to Monsanto products.  The Supreme Court was asked to determine whether Monsanto had a property interest in this information as a trade secret and whether that property interest was protected under the Federal Takings Clause.  One focus of the Supreme Court’s analysis was whether Monsanto had a reasonable investment-backed expectation in the privacy of this property.  The Court concluded that at most times prior to the enactment of the law and at all times after the enactment of the law, Monsanto did not have and would not have a reasonable expectation that its information would be kept private.  However, the Court noted that for a six year period from 1972 to 1978, federal law had provided that an entity submitting information to the government could designate such information as a trade secret and that federal law guaranteed such information would be kept a secret.  Accordingly, the Court concluded that with respect to such information designated as a trade secret from 1972 to 1978, Monsanto had a property interest that was protected by the Federal Takings Clause.

70	2 Rotunda and Nowack, Treatise on Constitutional Law: Substance and Procedure 702 (3d ed. 1999).

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The United States Supreme Court has suggested that the Federal Takings Clause may be implicated by a diverse range of government actions, including when the government (a) permanently appropriates or denies all economically productive use of property71; (b) destroys property other than in response to emergency conditions;72 or (c) reduces, alters or impairs the

71
Connolly v. Pension Benefit Guaranty Corporation, 475 U.S. at 225 (noting that in that case the government did not “permanently appropriate” any of the employer’s assets for its own use); Palazzolo v. Rhode Island, 533 U.S. 606, 607 (“regulation which ‘denies all economically beneficial or productive use of land’ will require compensation under the Takings Clause”) (citing Lucas v. South Carolina Coastal Council, 505 U.S. 1003, 1015 (1992), which notes that for personal property, however, some regulations that limit use of personal property may not be compensable takings given the state’s “traditionally high degree of economic control over commercial dealings”); U.S. v. Security Industrial Bank, 459 U.S. 70, 77 (1982), citing Armstrong v. U.S., 364 U.S. 40, 48 (1960) (“The total destruction by the Government of all values of these liens, which constitute compensable property, has every possible element of a Fifth Amendment ‘taking’ and is not a mere ‘consequential incidence’ of a valid regulatory measure”).  See also Lingle v. Chevron USA, 544 U.S. 528, 538 (2005) (noting that regulatory action will be deemed a per se taking of property if it requires an owner to suffer a “permanent” physical invasion of property or completely deprives the owner of all economically beneficial use of such property).   The Supreme Court has also held that legislation that terminates a property interest can be considered a taking for which compensation is due.  Hodel v. Irving, 481 U.S. 704 (1987) (federal law escheating certain fractional interests in tribal property to an Indian tribe was a compensable taking).  See also 2 Rotunda and Nowack, Treatise on Constitutional Law: Substance and Procedure 746 (3d ed. 1999).

72
The emergency exception to the just compensation requirement of the Federal Takings Clause appears in several Supreme Court decisions.  See generally Rotunda and Novack Volume 2 at 738.  Several of these decisions involve the government’s activities during military hostilities.  See for example, United States v. Caltex, Inc., 344 U.S. 149 (1952), rehearing denied 344 U.S. 919 (1953) (no compensable taking when Army destroys property to prevent enemy forces from obtaining it); United States v. Central Eureka Mining Co., 357 U.S. 155 (1958), rehearing denied 358 U.S. 858 (1958) (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort); National Board of Young Men’s Christian Associations v. United States, 395 U.S. 85 (1969) (no compensable taking where private property destroyed when US troops take shelter there).  Compare United States v. Pewee Coal Co., 341 U.S. 114 (1951) (compensable taking when occupation is physical rather than regulatory, emergency notwithstanding).  The emergency exception is not limited to wartime activities, however.  See for example Miller v. Schoene, 276 U.S. 272 (1928) (no compensable taking where trees destroyed to prevent disease from spreading to other trees); Dames & Moore v. Regan, 453 U.S. 654 (1981) (no compensable taking resulting from executive order nullifying attachments on Iranian assets and permitting those assets to be transferred out of the country).  The emergency exception is not limited to the physical destruction of property by the government, see Central Eureka Mining, 357 U.S. at 168, but the Supreme Court has suggested it does not apply to physical occupation of property, see Pewee, 341 U.S. at 116-17, or permanent appropriation, see Lingle, 544 U.S. at 538, both of which constitute a per se taking.  Moreover, we believe that a permanent appropriation of property by the government would be generally inconsistent with the concept of an “emergency.”  See Central Eureka, 357 U.S. at 168 (describing wartime restrictions as “temporary in character”).

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value of property so as to unduly interfere with reasonable investment-backed expectations.73  In determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with legitimate property interests and distinct investment-backed expectations of bondholders.

The Supreme Court has identified two categories where regulatory action constitutes a per se taking – regulations that require an owner to suffer a permanent physical invasion of property and regulations  that deprive of the owner of all economically beneficial use of the property.  Lingle v. Chevron U.S.A., 544 U.S. 528, 538 (2005).  Outside these two narrow categories, challenges to regulations that interfere with protected property interests are governed by the three-part test set forth in Penn Central Transportation Co. v. New York, 438 U.S. 104, 124 (1978).  Under that test, a regulation constitutes a taking if it denies a property owner “economically viable use” of that property, which is determined by three factors:  (i) the character of the governmental action; (ii) the economic impact of the regulation on the claimant; and (iii) the extent to which the regulation has interfered with distinct investment-backed expectations.  Penn Central, 438 U.S. at 124.

The first factor requires the court to examine “the purpose and importance of the public interest reflected in the regulatory imposition” and “to balance the liberty interest of the private property owner against the Government’s need to protect the public interest through imposition of the restraint.”  Loveladies Harbor, Inc. v. U.S., 28 F.3d 1171, 1176 (Fed. Cir. 1994); see Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470 (1987).

The second factor incorporates the principle enunciated by Justice Holmes:  “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”  Penn Coal Co. v. Mahon, 260 U.S. 393 (1922); Loveladies, 28 F.3d at 1176-77.  “Not every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense,” Armstrong v. U.S., 364 U.S. 40, 48 (1960).  Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

The third factor is “a way of limiting recovery under the Federal Takings Clause to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime.”  Loveladies, 28 F.3d at 1177.  The burden

73
Connolly v. Pension Benefit Guaranty Corporation, 475 U.S. at 225 (noting that one point of Federal Takings Clause analysis is “the extent to which the regulation has interfered with distinct investment-backed expectations”) (citing Penn Central Transportation Co., 438 U.S. at 124); Central Eureka Mining, 357 U.S. at 155, rehearing denied 358 U.S. 858 (1958) (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort).

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of showing such interference is a heavy one.  Keystone, 480 U.S. at 493.  Thus, a reasonable investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need.”   Monsanto, 467 U.S. at 1005.  Further, “[l]egislation adjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”  Usery v. Turner Elkhorn Mining Co., 428 U.S. 1 (1976).  “[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking…. This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation.”  Connolly, 475 U.S. at 223-24.  In order to sustain a claim under the Federal Takings Clause, the private party must show that it had a “reasonable expectation” at the time the contract was entered that it “would proceed without possible hindrance” arising from changes in government policy.  Chang v. U.S., 859 F.2d 893 (Fed. Cir. 1988).

We are not aware of any case law which addresses the applicability of the Federal Takings Clause in the context of exercise by a state of its police power to abrogate or impair contracts otherwise binding on the state.  The outcome of any claim that interference by the State with the value of the CRR Property without compensation is unconstitutional would likely depend on factors such as the State interest furthered by that interference and the extent of financial loss to Bondholders caused by that interference, as well as the extent to which courts would consider that Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment.  With respect to this latter factor, we note that the Recovery Act expressly provides for the creation of CRR Property in connection with the sale of the CRR Property to the Issuer, and further provides that the Order, once final, is irrevocable.  Moreover, through the State Pledge, the State has pledged to and agreed with “the bondholders, assignees and financing parties under a final financing order” not to impair the value of such CRR Property.  Given the foregoing, we believe it would be hard to dispute that Bondholders have reasonable investment expectations with respect to their investments in the Bonds.

Based on our analysis of relevant judicial authority, it is our opinion, as set forth above, subject to all of the qualifications, limitations and assumptions set forth in this letter, that, under the Federal Takings Clause, a reviewing court would hold that the State would be required to pay just compensation to Bondholders if the State’s repeal or amendment of the Recovery Act or the PSC’s amendment or revocation of the financing order, or the taking of any other action by the State or the PSC in contravention of the State Pledge (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the CRR Property or denied all economically productive use of the CRR Property; (b) destroyed the CRR Property other than in response to emergency conditions; or (c) substantially reduced, altered or impaired the value of the CRR Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds.  As noted earlier, in determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public

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purpose served thereby against the degree to which it interferes with the legitimate property interests and distinct investment-backed expectations of the Bondholders.  There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.74

* * * * *

We note that judicial analysis of issues relating to the Federal Contract Clause has typically proceeded on a case-by-case basis and that the court’s determination, in most instances, is usually strongly influenced by the facts and circumstances of the particular case.  We further note that there are no reported controlling judicial precedents of which we are aware directly on point. Our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances.  Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court which is asked to apply them.  We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion.  Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions which we believe current judicial precedent supports.  It is our and your understanding that none of the foregoing opinions is intended to be a guaranty as to what a particular court would actually hold; rather each such opinion is only an expression as to the decision a court ought to reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this letter should take these considerations into account in analyzing the risks associated with the subject transaction.

74
A takings claim is generally not ripe until (1) the government has made a final decision as to how a regulation will be applied to the property at issue and (2) the owner has sought and been denied compensation through whatever adequate procedures or mechanisms state law provides.  Williamson County Reg’l Planning Comm’n v. Hamilton Bank, 473 U.S. 172, 186 (1985); Holliday Amusement Co. of Charleston, Inc. v. S. Carolina, 493 F.3d 404, 406-07 (4th Cir. 2007) (applying the two-prong Williamson test).  The Fourth Circuit has applied these factors even where a property owner seeks unquantifiable items such as future lost profits in connection with an alleged taking.  See id. at 405-07.  See also Henry v. Jefferson Cnty. Planning Comm’n, 34 F. App’x 92, 96 (4th Cir. 2002) (Williamson does not require exhaustion of state procedures to ripen federal takings claim); Washlefske v. Winston, 234 F.3d 179, 183 (4th Cir. 2000) (same).  We express no opinion as to whether West Virginia provides any administrative or judicial procedures for seeking just compensation for a taking of the type of contract rights the Bondholders possess, or whether such procedures would be “adequate.” To the extent that there is a taking and state procedures for seeking just compensation are inadequate, Bondholders (or the Indenture Trustee on their behalf) or the Issuer could seek to enjoin enforcement of the State action by suing individual officers under Ex Parte Young, 42 U.S.C. §123 (1908) and 42 U.S.C. §1983.

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   Schedule A Attached Hereto
November [__], 2013

Any opinion expressed herein with respect to enforceability is subject to the qualifications, limitations and assumptions set forth in the bankruptcy opinion, of even date herewith, addressed to you.

This letter is limited to the federal laws of the United States of America.

While a copy of this letter may be posted to an internet website required under Rule 17g-5 under the Securities and Exchange Act of 1934, as amended, and maintained by APCo solely for the purpose of complying with such rule, this letter is solely for your benefit in connection with the transactions described in the first paragraph above and may not be quoted, used or relied upon by, nor may copies be delivered to, any other person (including without limitation, any governmental or regulatory agency and  all purchasers of Bonds other than the underwriters named in Schedule II to the Underwriting Agreement), nor may you rely on this letter for any other purpose, without our prior written consent.

This letter is being delivered solely for the benefit of the persons to whom it is addressed; accordingly, it may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without our prior written consent.  We hereby consent to the filing of this letter as an exhibit to the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on September 26, 2013[, as amended by Amendment No. 1 and Amendment No. 2 thereto, filed on [date], 2013 and [date], 2013] (the “Registration Statement”), and to all references to our firm included in or made a part of the Registration Statement.  In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the Commission.  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions or statements expressed above, including any changes in applicable law which may hereafter occur.

Very truly yours,

To Each Person Listed on
   Schedule A Attached Hereto
November [__], 2013

SCHEDULE A

[addressees to be confirmed]

U.S. Bank National Association
as Indenture Trustee
190 South LaSalle Street, 7th Floor
Chicago, Illinois  60603

Moody’s Investors Service
7 World Trade Center at
250 Greenwich Street, 24th Floor
New York, New York 10007

Standard & Poor’s Ratings Service
55 Water Street, 40th Floor
New York, New York 10041

Appalachian Power Company
707 Virginia Street East
Charleston, West Virginia  25327

Appalachian Consumer Rate Relief Funding LLC
707 Virginia Street East, Suite 1000
Charleston, West Virginia  25327

For itself and as Representatives of the
Underwriters of the Bonds:

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

RBS Securities Inc.
600 Washington Boulevard
Stamford, Connecticut 06901